Exhibit 11

Statement re computation of per Share Earnings

Three Months Ended June 30, 2006

Basic Earnings Per Share:

Net Income		$755,789.01	=	$ 0.51
Weighted Average Number of Common Shares		1,491,548

Diluted Earnings Per Share:

Net Income	$755,789.01	=	$755.789.01	=	$ 0.50
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,491,548 + 11,102		1,502,650

Six Months Ended June 30, 2006

Basic Earnings Per Share:

Net Income		$1,835,690.32	=	$ 1.23
Weighted Average Number of Common Shares		1,491,362

Diluted Earnings Per Share:

Net Income	$1,835,690.32	=	$1,835,690.32	=	$ 1.22
Weighted Average Number of Common Shares Adjusted for Effect of Outstanding Options	1,491,362 + 10,862		1,502,224